File Number: 56774-30

Web site: www.langmichener.com

Direct Line: (604) 691-7410
Direct Fax Line: (604) 893-2669
E-Mail: mtaylor@lmls.com

October 22, 2007

The Board of Directors	EXHIBIT 5.1
Lincoln Gold Corporation
#306 – 1140 Homer Street
Vancouver, B.C. V6B 2X6

Attention: Paul Saxton

Dear Sirs:

Lincoln Gold Corporation (the “Company”)
Registration Statement on Form S-4

We have acted as legal counsel for Lincoln Gold Corp, a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the continuation of the Company from Nevada to Canada under the Canada Business Corporations Act (the “CBCA”). References in this letter to “Lincoln Gold Canada” are to the Company as it will exist upon completion of the continuation under the CBCA.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws, as amended; (d) an Officer’s Certificate executed by Paul Saxton, President of the Company, and (e) such statutes, records and other documents as we have deemed relevant.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in (a) through (e) above. In particular, we have not reviewed, and express no opinion on, any document (other than the documents listed in (a) through (e) above) that is referred to or incorporated by reference into, the documents reviewed by us.

In rendering this opinion we have assumed that all of the issued and outstanding shares of the Company have been validly issued and are fully paid and non-assessable under the laws of the State of Nevada. We have further assumed that each of the statements made and certified in the Officer’s Certificate were true and correct when made, have at no time since being made and certified become untrue or incorrect and remain true and correct on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that, upon the effective date of the continuation of the Company under the CBCA, each issued and outstanding share of the Company shall automatically, without any action on the part of the Company or a stockholder, become one validly issued and fully paid and non-assessable issued and outstanding share of Lincoln Gold Canada.

We consent to the use of our opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement including under the headings “Material Canadian Income Tax Consequences” and “Legal Matters”, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

LANG MICHENER LLP

/s/” Lang Michener LLP”